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                                   EXHIBIT 5.1
                                       TO
                               BRC HOLDINGS, INC.
                       REGISTRATION STATEMENT ON FORM S-3

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                          [Arter & Hadden Letterhead]



                              September 12, 1996



BRC Holdings, Inc.
1111 West Mockingbird Lane, Suite 1400
Dallas, Texas  75247

     Re:  OFFERING OF SHARES OF COMMON STOCK OF BRC HOLDINGS, INC.

Ladies and Gentlemen:

     On or about September 13, 1996, BRC Holdings, Inc., a Delaware corporation (the "Company"), expects to file with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the offering (the "Offering") of up to 432,835 shares of common stock, $.10 par value per share (the "Common Stock"), by certain stockholders of the Company (the "Selling Stockholders"). This firm has acted as counsel to you in connection with the preparation and filing of the Registration Statement, and you have requested our opinion with respect to certain legal aspects of the Offering.

     In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (1) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; (2) copies of resolutions of the Board of Directors of the Company authorizing the Offering, the issuance of the shares to the Selling Stockholders and related matters; (3) the Registration Statement and the exhibits thereto; and (4) such other documents and instruments as we have deemed necessary. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders in the Offering were validly issued and fully paid and are nonassessable.

     This opinion is limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date thereof; however, we are not members of the Bar of the State of Delaware and our knowledge of its General Corporation Law is derived from a reading of the most recent compilation of that statute available to us without consideration of any judicial or administrative interpretations thereof.

     We bring to your attention the fact that this legal opinion is an expression of professional judgement and not a guarantee of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we have come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              /s/ ARTER & HADDEN
                              ---------------------------
                              ARTER & HADDEN